EXHIBIT 21.1

Subsidiaries of Dime Community Bancshares, Inc.

The following are the significant subsidiaries of Dime Community Bancshares, Inc.

Name: The Dime Savings Bank of Williamsburgh

Jurisdiction of incorporation: United States of America

Names under which it does business:

The Dime Savings Bank of Williamsburgh

Name: 842 Manhattan Avenue Corporation

Jurisdiction of incorporation: New York

Names under which it does business:

842 Manhattan Avenue Corporation

Name: Dime Community Capital Trust I

Jurisdiction of incorporation: Delaware

Names under which it does business:

Dime Community Capital Trust I

Subsidiaries of The Dime Savings Bank of Williamsburgh

The following are the significant subsidiaries of The Dime Savings Bank of Williamsburgh.

Name: DSBW Preferred Funding Corporation

Jurisdiction of incorporation: Delaware

Names under which it does business:

DSBW Preferred Funding Corporation

Name: DSBW Residential Preferred Funding Corporation

Jurisdiction of incorporation: Delaware

Names under which it does business:

DSBW Residential Preferred Funding Corporation

Name: Havemeyer Equities, Inc.

Jurisdiction of incorporation: New York

Names under which it does business:

Havemeyer Equities, Inc.

Name: Havemeyer Investments, Inc.

Jurisdiction of incorporation: New York

Names under which it does business:

Havemeyer Investments, Inc.

The remaining subsidiaries, which are all direct or indirect subsidiaries of The Dime Savings Bank of Williamsburgh would not, when considered in the aggregate as a single subsidiary, constitute a significant subsidiary as defined in 17 C.F.R. 210.1-02 (v) Rule 1-02(v) of Regulation S-X as of December 31, 2003. For a description of the Registrant's subsidiaries, see Item 1 -"Business," "Subsidiary Activities," of the Form 10-K.